EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-199149) of CONE Midstream Partners LP and in the Registration Statement on Form S-3 (No. 333-215138) of CONE Midstream Partners LP of our report dated February 16, 2017, with respect to the consolidated financial statements of CONE Midstream Partners LP included in this Annual Report (Form 10-K) for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
February 16, 2017